AMENDMENT TO

FUND PARTICIPATION AGREEMENT

AMONG

FEDERATED SECURITIES CORP., FEDERATED INSURANCE SERIES,

AND

THE OHIO NATIONAL LIFE INSURANCE COMPANY

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Fund Participation Agreement, dated May 1, 2008 (the “Agreement”), among Federated Securities Corp., Federated Insurance Series and The Ohio National Life Insurance Company as follows, effective as of May 1, 2009.

1. The parties hereby agree to add Ohio National Life Assurance Corporation as a party to the Agreement. Ohio National Life Assurance Corporation hereby accepts all of the rights and responsibilities under the Agreement that are attributed to the “Insurer.”

2. The defined term “Insurer” as used in the Agreement is hereby amended to include Ohio National Life Assurance Corporation.

3. Sections 3. 13 (a) and 3.13 (b) are hereby deleted and replaced in their entirety with the following:

(b) Insurer agrees, if requested to do so by Distributor, to (i) provide specific shareholder level information, including transaction details by Fund, by shareholder (using the Taxpayer Identification Number of all customers who purchased, redeemed, transferred or exchanged Shares held in a Separate Account), such as the amount and dates of such shareholder purchases, redemptions, transfers and exchanges and (ii) as soon as reasonably practicable and not later than five business days after receipt, execute any instructions from Distributor or any Fund to restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by such Fund as having engaged in transactions of Fund Shares (directly or through the shareholder’s contract) that violate policies established by Distributor or such Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by such Fund. Insurer agrees to provide written confirmation to Distributor, as soon as reasonably practicable, but not later than ten business days after the instructions have been executed, that instructions from Distributor to restrict or prohibit trading have been executed. Such information would be used solely to comply with Distributor’s market timing policies, applicable laws and requests from regulatory authorities.

4. Article X is hereby deleted and replaced in its entirety with the following:

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Investment Company:

Federated Insurance Series
4000 Ericsson Drive

Warrendale, PA 15086-7561
Attn: John W. McGonigle

If to the Distributor:

Federated Securities Corp.
Federated Investors Tower
1001 Liberty Avenue

Pittsburgh, PA 15222-3779
Attn: John W. McGonigle

If to Contract Administration:

Contract Administration
Federated Investors
4000 Ericsson Drive
Warrendale, PA 15086-7561

If to The Ohio National Life Insurance Company:

The Ohio National Life Insurance Company

One Financial Way

Cincinnati, Ohio 45242

Attn: General Counsel

If to Ohio National Life Assurance Corporation:

The Ohio National Life Insurance Company

One Financial Way

Cincinnati, Ohio 45242

Attn: General Counsel

Except as provided herein, the Agreement shall remain in full force and effect. This Amendment and the Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of this date, May 1, 2009.

FEDERATED SECURITIES CORP

By:	/s/ Thomas E. Tellie
Name:	Thomas E. Tellie
Title:	President

FEDERATED INSURANCE SERIES

By:	/s/ John W. McGorigle
Name:	John W. McGorigle
Title:	EVP

THE OHIO NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Thomas A. Barefield
Name:	Thomas A. Barefield
Title:	EVP

OHIO NATIONAL LIFE ASSURANCE CORPORATION

By:	/s/ Thomas A. Barefield
Name:	Thomas A. Barefield
Title:	EVP